Exhibit 99.1
Akamai Technologies, Inc.	Form of Office of the CEO Incentive Plan

Name:	Performance Period: FY 2005
Title:

This 2005 incentive plan sets forth your annual compensation for 2005 based on the achievement of certain corporate and individual performance objectives. In order to receive your annual incentive bonus, you must be an employee and a member of the Office of the CEO throughout all of 2005 and the corporate and individual objectives must be met, as described more thoroughly below. The Compensation Committee will resolve all questions arising in the administration, interpretation and application of this plan, and the Compensation Committee’s determination will be final and binding on all concerned. Where permitted by applicable law, the Compensation Committee reserves the right to modify, at its discretion and at any time, the terms of this plan, including, but not limited to, the performance objectives, targets, and payouts.

Annual Compensation Levels at Target Performance

Base salary:	$

Annual incentive bonus at target:	$

Total Cash Compensation at target:	$

Performance Objectives/Targets

     The following are the corporate and individual performance objectives for your 2005 Incentive:

Criteria	Weight	Threshold	Target	Above	Max
Recognized Revenue ($000,000)(FY 2005)[1]	50%	98.4%	100%	104%	108%
Bonus Payout
Diluted GAAP EPS (2005)[1]	25%	97.8%	100%	106%	115%
Bonus Payout
Individual FY 2005 Goals[2]	25%	Below Expectations	Meets Expectations	Exceeds Expectations	Exceeds Expectations
Bonus Payout
TOTAL	100%

Payment of the annual incentive bonus is contingent upon, and will be paid following, the achievement of these objectives. The Compensation Committee of Akamai’s Board of Directors retains the right and sole discretion to determine whether the corporate and individual objectives have been met, after consideration of any recommendation by the Chief Executive Officer. The Compensation Committee’s determination will be final and binding on all concerned. No incentive will be paid under a specific incentive criteria for performance below the associated threshold listed for that criteria. Performance that falls between the target and either the threshold or maximum will be interpolated on a straight line basis to determine the incentive amount. Performance above the maximum may result in higher reward at the sole discretion of the Compensation Committee.

[1]	As disclosed in Akamai’s SEC 10-K filing for FY 2005, and subject to adjustment by the Compensation Committee for any debt restructuring, acquisitions, and other extraordinary events.

Exhibit 99.1
Akamai Technologies, Inc.	Form of Office of the CEO Incentive Plan

[2]	As established by the Chief Executive Officer or, in the case of the CEO, the Compensation Committee.

The payment of any annual incentive bonus will be made within thirty (30) days following the filing of Akamai’s SEC 10-K filing for FY 2005.

Acceptance:
Date

Approved by:
Date